CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby  consent to the  incorporation  by  reference  in this  Post-Effective
Amendment No. 16 to the registration statement on Form N-1A ("Registration Statement") of our report dated April 30, 2002, relating to the financial statements and financial highlights which appears in the March 31, 2002 Annual Report to Shareholders of Legg Mason Tax-Free Income Fund (comprised of Legg Mason Maryland Tax-Free Income Trust, Legg Mason Pennsylvania Tax-Free Income Trust and Legg Mason Tax-Free Intermediate-Term Income Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "The Trust's Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Baltimore, Maryland
July 15, 2002